WINTHROP REALTY TRUST

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

                              WINTHROP REALTY TRUST

              ANNOUNCES REVENUES, NET INCOME AND CASH FLOWS FOR THE
                        QUARTER ENDED SEPTEMBER 30, 2006

FOR IMMEDIATE RELEASE - Boston, Massachusetts - October 23, 2006 Winthrop Realty Trust (NYSE:FUR) ("Winthrop"), a real estate investment trust, announced today that it expects to report revenues for the three months and nine months ended September 30, 2006 of $13,521,000 and $39,152,000, respectively, as compared to $8,820,000 and $23,000,000 for the comparable periods in 2005. Winthrop also announced that it expects to report net income applicable to common shares of beneficial interest for the three months and nine months ended September 30, 2006 of $5,186,000 and $18,790,000, respectively, as compared to $10,911,000 and
$11,193,000 for the comparable periods in 2005. Net income applicable to common shares of beneficial interest for the three months ended September 30, 2005 included $11,000,000 representing the accrual of a legal settlement relating to flood damage at one of the properties that Winthrop no longer owns. In addition, Winthrop expects to report net cash flow from operations of $21,045,000 for the nine months ended September 30, 2006 as compared to net cash flow from operations of $5,855,000 for the nine months ended September 30, 2005.

The information with respect to the three and nine months ended September 30, 2005 reflects (i) the restatement in August 2006 of Winthrop's Series B-1 Cumulative Convertible Redeemable Preferred Shares (the "Preferred Shares") as debt as described in Winthrop's Annual Report on Form 10-K/A (Amendment No. 3) filed with the Securities and Exchange Commission on August 23, 2006 and (ii) the determination in the quarter ended September 30, 2006 to reclassify the Sherman, Texas property as continuing operations instead of discontinued operations. The impact of these items is as follows: (i) as a result of the reclassification of the Sherman, Texas property leased to The Kroger Co. as continuing operations, an increase in revenues for the three and nine months ended September 30, 2005 of $50,000 and $152,000, respectively; and (ii) as a result of the restatement of the Preferred Shares both a decrease in net income applicable to common shares of beneficial interest for the three months and nine months ended September 30, 2005 of ($204,000) and ($448,000), respectively, and a decrease in net cash flow from operations for the nine months ended September 30, 2005 of ($2,530,000), with a corresponding $2,530,000 increase in net cash flow from financing activities.

Winthrop is a NYSE-listed real estate investment trust headquartered in Boston, Massachusetts.

Winthrop's complete financial statements and the notes thereto for the three and nine months ended September 30, 2006, as well as information relating to its properties and tenants will be available in Winthrop's Quarterly Report filed on

Form 10-Q for the quarter ended September 30, 2006 which will be filed with the Securities and Exchange Commission and will be available for download at Winthrop's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.